Exhibit 10.1

EMPLOYMENT AGREEMENT

Serves as notice to the Manager pursuant to the Notice to Employee Law (Employment Terms), 5762-2002

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of 14th of April, 2026 (“Effective Date”), between Revium Rx Ltd., a company organized under the laws of the state of Israel, whose registered address is 89 Medinat Ha’yehudim St., Herzelia, Israel (“Company”) and Amir Avraham, ID No. 037690674, whose address is Majane Yitzhak 5/4, Jerusalem, Israel (“Manager”).

WHEREAS	the Manager assumes the responsibilities of the position of Chief Executive Officer (CEO) of the Company and its affiliated companies, all as provided below (“Position”)

WHEREAS,	the Company wishes, based on Manager’s performance in the Position and representations hereunder, to employ Manager in the Position in the Scope of Employment, and Manager wishes to be employed by the Company in the Position at the Scope of Position; and

WHEREAS,	the parties hereto desire to state the terms and conditions of Manager’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereto hereby agree as follows:

1.	Preamble, References and Exhibits

1.1.	The preamble to this Agreement and its Exhibits constitute an integral part hereof.

1.2.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

1.3.	References to the masculine gender shall include the feminine, unless the context requires otherwise.

2.	Position

2.1.	Manager shall serve in the position described in Exhibit A hereto, or any other substantially similar position (whichever title such position shall have), as shall be determined by the Company. In addition, Manager may receive different tasks, from time to time, to correlate with the Company’s needs.

2.2.	Manager shall perform and discharge his duties and obligations hereunder diligently, faithfully, conscientiously and with professionalism and dedication and in furtherance of the Company’s best interests, reputation and goodwill.

2.3.	In his position, Manager shall report regularly to the person set forth in Exhibit A hereto regarding his work, or to any other person as the Company, at its sole discretion, shall instruct Manager from time to time (“Supervisor”). In addition, Manager will inform the Supervisor of any other information in connection with fulfilling his position and/or which shall be brought to his attention and is related to the Company.

2.4.	Manager is entitled to perform his duties and responsibilities from a remote or home office location, with frequency to be determined and be agreed by Company, in advance, ensuring that the operational efficiency and managerial effectiveness of the Company are not adversely affected. The Company acknowledges and agrees that the Manager may conduct meetings, oversee operations, and interact with staff and third parties via virtual communication platforms to execute their duties effectively while working remotely.

2.5.	The Manager, to the extent agreed by the Company may implement and manage company operations remotely (“Remote Control Management”) when it is deemed strategically viable or necessary due to unprecedented circumstances, ensuring continuity and stability in the Company’s operations. In the practice of Remote-Control Management, the Manager shall ensure that appropriate systems, technologies, and protocols are in place to maintain the efficiency, security, and integrity of the Company’s operations, communications, and data. The Manager is responsible for instituting a clear framework and guidelines for other staff members to follow during periods of Remote-Control Management, ensuring that all teams can function effectively and that the company’s goals and objectives are pursued cohesively and coherently.

2.6.	While engaging in remote work and/or Remote-Control Management, the Manager agrees to remain reasonably available and accessible during standard Company operating hours and to participate in meetings and conferences as necessary to fulfill the responsibilities and obligations inherent in their role. The Manager shall provide the Company with sufficient notice of any periods during which they will be unavailable which will be subject to Company’s approval, ensuring that appropriate delegations and preparations are made to manage their responsibilities during such periods.

2.7.	Manager shall perform his duties hereunder at the Company’s facilities in Israel but acknowledges and agrees that his position may involve significant domestic and international travel which may result in extensive work hours, all in accordance with Revium’s standard travel policies which will be provided to Manager prior to any such travel.

3.	Scope of Employment

3.1.	The scope of position of Manager is as set forth in Exhibit A hereto.

3.2.	Manager shall dedicate his best efforts, skills, know-how, experience and expertise, to the business and affairs of the Company and to the performance of his duties to the Company.

3.3.	The Manager shall not be engaged, whether directly or indirectly, and whether or not for compensation, in any other work or for any employer other than the Company and/or for any other business, professional or commercial occupation outside of their employment with the Company without the Company’s prior written consent. In any event the Manager shall not engage in any activity which could reasonably be deemed to create a conflict of interests with its employment by the Company, unless it has received the Company’s prior written consent.

3.4.	Manager further warrants and undertakes that he shall not receive any payment, compensation or benefit from any third party, directly or indirectly, in connection with his employment by the Company. If Manager breaches this undertaking, such payment, compensation or benefit shall become, without derogating from any of the Company’s rights by law or contract, the sole property of the Company and the Company may deduct the cost/value of such payment, compensation or benefit from any sums Manager may be entitled to receive from the Company.

4.	Personal Agreement

4.1.	This Agreement is personal, it establishes the employment relationship between the Company and Manager, and the terms and conditions of the employment shall be solely as set forth herein. This Agreement shall apply to the parties hereto and, except as required by law or extension order, no other arrangement or agreement of any type, including any collective agreement (Heskem Kibutsi) or collective arrangement (Hesder Kibutsi), shall apply in respect of the employment relationship hereunder.

4.2.	Manager declares and agrees that all payments, rights, and benefits which are or may be due by the Company for Manager’s employment with the Company are set forth in this Agreement, and that neither Manager, nor anyone on his behalf, shall be entitled to any additional payments or compensation from the Company other than as explicitly provided herein

5.	Manager’s Representations, Warranties and Undertakings

Manager represents, warrants and undertakes as follows:

5.1.	There is no impediment, whether legal, contractual, or otherwise, preventing or limiting Manager from entering into this Agreement and carrying out his duties and obligations, as defined herein;

5.2.	The execution and delivery of this Agreement and the fulfillment of its terms do not require the consent of any person or entity, and will not constitute a default under, or conflict with, any agreement or other instrument to which the Manager is a party or by which he is bound;

5.3.	Manager will inform the Company immediately and without delay upon becoming aware of any affair and/or matter that may, in any way, raise a conflict of interest between Manager (or any member of Manager’s immediate family) and the Company and/or any of its affiliates;

5.4.	Manager is not currently, and shall not, by entering into this Agreement and performing his duties and obligations hereunder, be deemed to be (i) violating any right of any third party, including any former employer(s) or partner(s) of Manager, or (ii) in breach of or in conflict with, any of Manager’s obligations and/or undertakings towards such former employer(s) or partner(s), or under any agreement to which Manager is a party, or any rules or policies of any of the foregoing by which Manager is bound. Without derogating from the generality of the aforesaid, Manager warrants and undertakes that he will not disclose to the Company, or use, misappropriate or utilize, as part his engagement with the Company and/or in connection therewith, any trade secrets, proprietary or confidential information, intellectual property, equipment or other materials belonging to any former employer(s) or partner(s) of Manager.

5.5.	Manager will comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, and will adhere to any applicable law or provision, pertaining to his employment hereunder. In addition, Manager will document the products of his work, and all relevant information that was generated in the course of his work, in a confidential and orderly manner that will enable access and use of such information by his Supervisor and other authorized people in the Company.

6.	Manager’s Personal Information

6.1.	Manager hereby acknowledges, agrees and consents of his own free will, although not necessarily required to do so under law, that the information in this Agreement and any other information concerning his employment with the Company, including, without limitation, any personal information that was provided to the Company by Manager or that was otherwise gathered by the Company (such as Manager’s name, address, phone number, e-mail, salary and other social and fringe benefits, date of birth, ID number, residency, marital status, resume, etc.), will be stored, held and managed by the Company or on its behalf, inter alia, by magnetic or optical means that are designated for digital processing or in other forms of database(s) in accordance with applicable law.

6.2.	Manager further confirms that the Company shall be entitled, without prior notice, to transfer and disclose such information to third parties, in Israel or aboard. The Company undertakes that the information will be used and transferred for legitimate business purposes only. Examples of such legitimate business purposes may include: (i) human resources management; (ii) assessment of potential transactions; and (iii) transfer to a successor entity upon a merger, consolidation, change of control or other corporate reorganization of the Company.

6.3.	Manager further acknowledges and agrees that the Company may reveal such information, if required to do so by law, regulation or other governmental authority, or in order to defend itself against any third party claims.

6.4.	The Company may also share such information for other legitimate business purposes on an anonymous basis (i.e., after removing Manager’s name and any other personally identifying information).

6.5.	Manager is aware of his rights under applicable law to review information concerning him, request its correction or deletion, and submit a request for restriction of processing, and the Company undertakes to enable the exercise of such rights in accordance with the law.

6.6.	Manager undertakes to maintain the confidentiality of personal information relating to employees, customers, suppliers, and any third party to which he is exposed during the course of his work, and to use such information solely in accordance with the Company’s instructions and applicable law.

7.	Use of Company Computers and Email Monitoring

7.1.	During his employment with the Company and in connection therewith, Manager is provided with a personal computer station and/or a laptop computer, a cellular phone and a personal e-mail account and address (“Company’s Equipment”). It is hereby agreed and clarified that the Company is and shall remain at all times the sole and exclusive owner of the Company’s Equipment and retains the right to monitor and inspect them from time to time, in a reasonable manner to the maximum extent permitted by applicable law (including, without limitation, by inspecting electronic mail transmissions and correspondence, internet usage and inspecting the content of any Company’s Equipment). In addition, the Company retains the right to monitor phone calls and cellular telephone usage which are made through landline or cellular telephones of the Company, whether on a regular or irregular basis, or on a sample basis, in circumstances wherein a suspicion exists that they have been used illegally, improperly or in any other manner that exposes the Company to third party lawsuits. Manager irrevocably agrees to such monitoring at his own free will, without coercion, and acknowledges that such monitoring (and its consequences) shall not constitute a breach of his privacy, and that any information stored on Company’s Equipment shall be deemed to be Company’s property.

7.2.	Manager will use the Company’s Equipment and their different applications solely for work-related purposes and shall not have any right to store any private material on such Company’s Equipment or otherwise use them for any personal purposes.

7.3.	Manager shall not use, incorporate, install and/or download any hardware, program or software (including, but not limited to, any open source software or any other “free software”) on any device or other equipment of the Company (including, but not limited to, the Company’s Equipment), unless Manager has first complied with both of the following conditions: (i) Manager received the specific prior written consent of IT person, and (ii) the IT person has verified that the Company has a sufficient and valid license for such hardware, program or software.

7.4.	Upon the Company’s request, Manager will transfer to the Company his log-on passwords to the Company’s Equipment.

7.5.	Manager confirms that, commencing on the date of termination of employment, the Company shall be entitled to use the entire information that was accumulated on the Company’s Equipment and all electronic information systems and computer resources that were made available to him during his employment and such usage will not infringe his privacy.

8.	Proprietary Information; Assignment of Inventions and Non-Competition

Concurrently with the execution of this Agreement, Manager shall sign the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement, attached hereto as Exhibit B.

9.	Term of Employment

9.1.	Manager has assumed or shall assume Manager’s duties on the date set forth in Exhibit A (“Commencement Date”). This Agreement shall commence on the Commencement Date and shall continue for a non-fixed period until it is terminated as hereafter provided.

9.2.	Either party may terminate this Agreement, for any reason whatsoever, by providing the other party a prior written notice as set forth in Exhibit A (“Notice Period”).

9.3.	During the Notice Period and unless otherwise determined by the Company in a written notice to Manager, the employment relationship between the parties shall remain in force and effect and Manager shall be obligated to continue to discharge and perform all his duties and obligations hereunder. Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement and waive Manager’s employment with Company during the Notice Period or any part thereof, immediately or at any time prior to the completion of the Notice Period. In such event, the employer-employee relationship between the parties will come to an end forthwith or as of the effective date of such waiver (as applicable), and the Company shall pay Manager a one-time amount equal to the Salary, as defined in Section 10 below (excluding managers insurance, advanced study fund, expenses, company car and all other benefits) that would have otherwise been paid to Manager during the Notice Period as if Manager were to continue to be employed by the Company for the duration of such Notice Period (or the remainder of the Notice Period, as applicable).

9.4.	Notwithstanding the foregoing and without derogating from any remedy to which the Company may be entitled under any applicable law or otherwise, the Company may immediately terminate this Agreement without any advance notice and/or compensation, including advance notice’ compensation and/or severance pay, if the circumstances of the termination justify the elimination of severance pay according to the provisions of the General Permit (as defined below) or the provisions of any applicable law, including, without limitation, any of the following circumstances (“Termination for Cause”): (i) a breach of Manager’s duty of trust towards the Company; (ii) an act or omission by Manager of a severe disciplinary violation, including but not limited to embezzlement, theft or self-dealing; (iii) a breach of any of Manager’s confidentiality, non-competition, intellectual property related or other undertakings under Exhibit B of this Agreement; (iv) willful or intentional or repeated failure to perform any of Manager’s functions or duties (including the directives of Manager’s Supervisor), or any failure to perform any of Manager’s fundamental functions or duties hereunder; (v) any willful act or gross negligence of Manager resulting in material loss or damage to the Company or any of its affiliates (including, but not limited to, loss or damage to the reputation or any property of the Company or any of its affiliates); and (vi) Manager being indicted for a criminal act related to his employment with the Company, or a criminal act involving moral turpitude, or a crime which does not befit Manager’s position;.

9.5.	Upon the termination of the employment of Manager, or the Company’s request to do as follows, Manager undertakes to: (i) cooperate with the Company and use his best efforts to assist the Company with the integration into the Company’s organization of the person(s) who will assume Manager’s responsibilities and to transfer his position to such person(s) in an orderly manner, and without causing any damage to the Company; and (ii) return to the Company any assets, properties, documents, equipment and other materials of the Company which were provided to him or which are otherwise in his possession, including, but not limited to, Company’s Equipment, Company’s computer, laptop, work cards, car, cellular phone, keys, and the like (if and to the extent applicable). Manager shall have no (and hereby irrevocably waives any) rights of lien or withholding with respect to any such assets, properties, equipment, documents and materials of the Company, including the contents of any e-mail account and all Confidential Information (as defined in Exhibit B hereto).

9.6.	Notwithstanding anything herein to the contrary, the provisions of Exhibit B hereto shall survive the termination or expiration of this Agreement, for any reason.

10.	Salary

10.1.	As a full and final consideration for the fulfillment of Manager’s position and duties hereunder, the Company shall pay to Manager a monthly gross salary in the amount set forth in Exhibit A (“Salary”).

10.2.	Manager acknowledges and agrees that the payment of a stipend, bonus, “13th salary”, or any other payment including an advance for the aforementioned payments that is not explicitly classified as part of the Salary in accordance with the terms of this Agreement, shall not be deemed to be part of Manager’s Salary for any purpose, including, and without derogating from the generality of the foregoing, for the purpose of the payment of severance pay or advance notice compensation, social benefits or for any other payment or accompanying deduction under this Agreement or under any applicable law.

10.3.	The Salary shall be paid to Manager once per month in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th day of each calendar month, for the preceding month.

11.	Pension Arrangements

11.1.	Subject to guidelines set from time to time by the applicable authorities, which may cause a change in the arrangements specified below, the Company shall insure Manager under an accepted pension arrangement (as of the date and to the extent required to do so by the applicable extension order or any applicable law), as follows:

1.	Should Manager elect to obtain a managers’ insurance policy (“Managers Insurance”): (i) Severance - the Company will pay an amount equal to 8⅓% of the Salary; and (ii) Pension and inability to work insurance at the rate required to insure 75% of Manager’s salary - the Company will pay an amount equal to 6½% of the Salary (in any event, the pension component alone will not be less than 5% and in the event that it will be necessary to increase the costs of the inability to work component, the aggregate cost to the Company for purchasing the inability to work component together with the allocations towards the pension component, will not, in any event, be greater than 7.5% of salary) and the Company will deduct from Manager’s Salary a sum equal to 6% of the Salary as Manager’s contribution.

2.	Should Manager elect to obtain a pension fund (“Pension Fund”): (i) Severance - the Company will pay an amount equal to 8⅓% of the Salary; and (ii) Pension - the Company will pay an amount equal to 6½% of the Salary and will deduct from Manager’s Salary a sum equal to 6% of the Salary as Manager’s contribution.

11.2.	It is hereby clarified that the allocations made by the Company, pursuant to the allocations set forth above, are intended to comply with applicable law, including the obligation to allocate funds for disability and survivors’ insurance. The Company advises Manager to obtain professional advice on the election of a pension plan or Manager’s Insurance Policy. If, despite the fact that the Company made the budget available to Manager for disability insurance and survivors’ insurance, Manager will elect, for personal reasons, to be insured under a plan which does not include disability insurance or survivors’ insurance component (even if it includes disability insurance that provides for less than 75% of the Salary being paid to Manager upon becoming disabled), then Manager hereby acknowledges that: (i) such election was not initiated by the Company, (ii) such election was not made with the Company’s knowledge, and (iii) Manager is aware that the Company will not be able to obtain information regarding such election. Accordingly, a choice that includes waivers of components as aforesaid, will not impose any liability on the Company, and Manager hereby releases and discharges the Company from any responsibility or liability arising from said election and Manager, his heirs and successors will have sole responsibility in this matter.

11.3.	In the event Manager chooses to combine the pension arrangements, the above percentages will apply to such respective portion of the Salary which Manager has allocated towards each pension arrangement (as applicable).

11.4.	Manager hereby instructs the Company to transfer to his Managers Insurance and/or Pension Fund (as applicable) the amounts that constitute the aforementioned Manager’s and Company’s contributions by deducting such amounts from each Salary payment. Notwithstanding anything to the contrary, neither party shall contribute, nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment under applicable laws.

11.5.	The parties agree that in the event of termination of Manager’s employment for any reason whatsoever, the Company shall release to Manager the amounts contained at the time of such termination in Manager’s Managers Insurance and/or Pension Fund (as applicable), including the Company’s contributions. Notwithstanding the aforesaid, in the event of Termination for Cause or in any other circumstances in which Manager’s entitlement to severance compensation may be denied by a final court decision and/or under applicable law, only the portions of such Managers Insurance and/or Pension Fund (as applicable) constituting the Company’s contributions towards pension (but excluding the Company’s contributions towards severance pay), shall be released to Manager.

11.6.	Subject to payment to Manager by the Company of all payments under this provision, including the transfer of the Managers Insurance and/or Pension Fund (as applicable) to Manager upon the termination of his employment (subject to the terms of the Section 11.5 above), Manager represents, acknowledges and confirms that payments by the Company under this provision are and shall be in lieu of the Company’s statutory obligations to pay severance pay, if required, for all intents and purposes pursuant to the Severance Pay Law, 5723-1963 (“Severance Pay Law”), in accordance with Section 14 of the Severance Pay Law and the General Approval of the Labor Minister Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay promulgated under the said Section 14 (“General Permit”), and the Company shall be relieved from any additional or other obligations to pay Manager severance pay.

11.7.	The Company waives its right to repayment of any amounts paid by the Company to Manager’s Managers Insurance and/or Pension Fund (as applicable), unless Manager’s right to severance pay is denied by a judicial decision according to Section 16 or 17 of the Severance Pay Law or in the event that Manager withdraws funds from the Managers Insurance and/or Pension Fund (as applicable) in circumstances other than a “conferring event” (which for the purposes of this Section 11.7 shall include death, disability, or retirement at the age of 60 or over). In any of the aforementioned circumstances, the Company will be entitled to receive repayment of any amounts paid by it to Manager’s Managers Insurance and/or the Pension Fund.

11.8.	Manager shall bear and be responsible for any and all tax imposed on him in connection with the above Managers Insurance and/or Pension Fund (including, without limitation, in connection with the Company’s contributions thereto).

11.9.	By signing this Agreement, Manager affirms his consent to the described arrangement, which is in accordance with the General Permit that is attached to this Agreement as Exhibit C and forms an integral part thereto.

12.	Additional Benefits

Vacation. Manager shall be entitled to the number of leave days per each year of employment with the Company as set forth in Exhibit A. Manager shall be required to utilize leave days, and if Manager does not do so, Manager shall not be entitled to accrue any unexploited leave days, exceeding 10 days (“Accrued Quota”). It is hereby agreed and declared that any unused leave days exceeding the Accrued Quota, may not be redeemed.

12.1.	Sick Leave. Manager shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 5736-5736 (“Sickness Pay Law”), subject to the presentation of appropriate medical records. Manager shall not be entitled to sick leave pay from the Company if the same was paid in full in the framework of an insurance policy for the loss of Manager’s ability to work, to which the Company contributed funds on behalf of Manager. Sick days may be accrued, as per the Sickness Pay Law, however they may not be redeemed under any circumstances.

12.2.	Recuperation Payments. Manager shall be entitled to recuperation payments (Dmey Havra’a) as set forth in Exhibit A.

12.3.	Company Car. Manager shall be entitled to a Company Car as set forth in Exhibit A, in lieu of travel expenses pursuant to applicable law.

12.4.	Car Parking. The Manager shall be entitled to a car parking should the Manager arrives with his car to work.

12.5.	Study Fund. Manager shall be entitled to Study Fund as set forth in Exhibit A.

12.6.	Options. As set forth in Exhibit A.

12.7.	Performance Bonuses. Manager shall be entitled to such bonus payments as described in Exhibit A (the Bonus Payments). The Bonus Payments, if and to the extent paid, will not constitute part of the Manager’s Salary for the purpose of calculating his social benefits, including severance pay, Pension and Study Fund. The Manager shall bear all taxes deriving from any part of the aforesaid Bonus Payments received by him (if any) and the Company shall be entitled to withhold tax from such Bonus Payments in accordance with applicable law.

12.8.	Adjustment Payment. Any termination of employment by the Company following the first 12 months of employment following the Commencement Date, other than for Cause and subject to the material fulfillment of Manager’s obligations set forth in this Agreement, especially with respect to the obligations regarding confidentiality, non-competition and intellectual property, as set forth in Exhibit B attached hereto, shall entitle the Manager to a post termination adjustment payment (the “Adjustment Payment”) as set forth in Exhibit A, to be paid together with the settlement of accounts upon the termination of employment. If Manager violates any of the obligations set forth in Exhibit B attached hereto, Manager will be obligated to return such paid Adjustment Payment to the Company immediately.

13.	Taxes and Compulsory Payments

Manager shall bear any tax imposed or applied in connection with the payments and benefits provided for in this Agreement, and the Company shall be entitled to withhold, deduct at source, transfer to the relevant governmental authorities and/or charge Manager with all taxes and other compulsory payments as required under law in respect of, or resulting from, the payments and other benefits paid to or received by Manager hereunder.

14.	Prevention of Sexual Harassment

Manager declares that he is aware that the Company complies with relevant laws and regulations regarding prevention of sexual harassment in the workplace (“Regulations”), and that the Company has a Prevention of Sexual Harassment Charter (“Charter”) of which Manager has been made aware. Manager undertakes to fulfill all provisions of the Charter and relevant Regulations, as such shall be amended from time to time.

15.	No Pre-Appointment Liability; Indemnification and Insurance

(a) The Manager shall not bear any liability or responsibility for any act, omission, circumstance, or state of affairs of the Company or any of its affiliates that occurred prior to the Manager’s appointment as Chief Executive Officer; provided, however, that nothing herein shall derogate from the Manager’s obligation, from and after such appointment, to use commercially reasonable efforts to cure, remediate, or cause to be cured or remediated any material issues actually known to the Manager. ; (b) To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless Manager from and against any and all losses, liabilities, damages, claims, demands, actions, proceedings, judgments, settlements, penalties, fines, costs and expenses (including reasonable legal fees) arising out of or in connection with (i) any act or omission by Manager in the course of performing his duties under this Agreement or in his capacity as an officer of the Company, including any claims, demands or proceedings asserted against Manager in connection therewith, provided that Manager acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and did not act with intent to derive an unlawful personal benefit; and (ii) the period prior to the Effective Date; (c) The Company shall, to the fullest extent permitted by law, advance reasonable legal fees and other expenses incurred by Manager in connection with any claim, investigation or proceeding, subject to receipt of a customary undertaking by Manager to repay such amounts if it is ultimately determined that he is not entitled to indemnification; (d) The Company shall maintain directors’ and officers’ liability insurance (D&O) covering Manager on terms and at coverage levels no less favorable than those provided to other senior officers and directors of the Company; and (e) The provisions of this Section shall survive the termination of Manager’s employment for any reason.

16.	Miscellaneous

16.1.	This Agreement and all Exhibits attached hereto constitute the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matters hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

16.2.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

16.3.	No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

16.4.	In the event that one or more of the provisions of this Agreement shall be held unenforceable and/or invalid for any reason, such determination shall not affect the enforceability or validity of the remaining provisions of this Agreement, and both parties hereto shall endeavor to carry out the provisions of this Agreement according to its spirit and its language, including by way of replacing such unenforceable and/or invalid provisions with alternate provisions whose effects come as close as lawfully possible to the intention of the parties underlying the invalid unenforceable and/or unenforceable provisions.

16.5.	Any notice or other communication in connection with this Agreement shall be made in writing and delivered personally or sent via email and shall be deemed delivered upon confirmation of delivery to server.

16.6.	Manager declares that he has read and fully understood this Agreement and that he is signing it of his own free will, after having been given the opportunity to consult with third parties, including his attorneys.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

Company:		Manager:

By:	/s/ Daniel Bernard Bartal	/s/ Amir Avraham
Name:	Daniel Bernard Bartal
Title:	Chairman

Exhibit A

Terms of Employment Name of Manager: Amir Avraham

Position:	CEO of the Company, its parent Company and any affiliated company (Group CEO).

Supervisor:	Board of Directors of the Company (the “Board”). It is clarified that the Board of Directors of each affiliated company shall be the supervisor of Manager in such company, subject to applicable law.

Scope of Position:	full-time position.

Working Hours and Working Days:	Manager hereby acknowledges that the terms of his employment, the circumstances thereof and the nature of his work require an unusual amount of personal trust and require his special personal care and loyalty as set out in the law governing Hours of Employment and Rest Period, 5711-1961 (or any law that amends or replaces it) and therefore said law shall not apply to the Manager’s employment with the Company. The Manager shall work at such times and on such days as required for the performance of his position and duties.

Commencement Date:	February 1, 2026.

Notice Period:	90 days.

The Salary:	NIS 55,000.

Annual Leave Quota:	In accordance with applicable law.

Recreation (Havraa):	In accordance with applicable law.

Company Car:	Manager may choose to be provided with a level-4 leased car (including free gasoline and road tolls), subject to the Company’s procedures, including the execution by the Manager of a written agreement to that effect. The Company shall gross-up the taxable value attributed to the Manager’s use of the car (the “vehicle fringe benefit”) such that the Manager shall not bear any tax liability in respect thereof. Accordingly, the Company shall increase the Manager’s gross salary by an amount sufficient to cover any income tax, social security contributions, or other mandatory payments arising from the vehicle fringe benefit, so that the Manager’s net salary shall not be reduced as a result of the taxation applicable to the car. The amount attributed to the value of use of the car by the Manager shall not be deemed part of the Salary for purposes of calculating social benefits under this Agreement (including Study Funds and Pension) and/or applicable law. The Company shall be entitled to withhold from the Salary any applicable fines, penalties, or other charges relating to the use of the car, unless otherwise agreed in advance by the parties.

Study Fund:	Following the completion of the Trial Period: the Company and Manager shall maintain an advanced study fund (‘Keren Hishtalmut’) for the benefit of Manager (“Advanced Study Fund”). The Company shall contribute to such Advanced Study Fund an amount equal to 7.5% of Manager’s Salary (up to the ceilings recognized for income tax purposes), and Manager shall contribute an amount equal to 2.5% of Manager’s Salary (up to the same ceilings). Manager hereby irrevocably instructs the Company to deduct from his Salary such amounts of Manager’s contributions and transfer them to the Advanced Study Fund. It is clarified that Manager shall bear any and all tax payments which shall apply, to the extent that they shall apply, to any deduction exceeding the ceilings recognized for income tax purposes.

Adjustment Payment:	A fixed amount equal to four (4) monthly Salaries.

Bonus Payments:

Annual Bonus. Subject to the approval of the Board, Manager shall be entitled to an annual cash bonus for each calendar year in an amount to be determined by the Board, at its sole and absolute discretion (the “Annual Bonus”). The Annual Bonus for the applicable year shall be paid following the approval of the Board of such Annual Bonus, but no later than the end of the first quarter of the subsequent year, together with the applicable pay slip. For the avoidance of doubt, for any calendar year in which Manager was employed for less than full year the Annual Bonus shall be paid on a pro rata basis.

Financing Bonuses. Manager shall be entitled to an additional cash bonus of USD$50,000 for accumulated equity investments in the Company (including the Parent Company and/or any affiliated company) of at least $5M, including fund raising in any stock exchange, but excluding investments from existing shareholders, provided that (i) the investment(s) were completed within 18 months from the Commencement Date, and (ii) Manager is employed by the company at such date (the “Financing Bonus”). The Financing Bonus shall be paid together with the applicable pay slip following the receipt of funds by the Company on account of any such equity investment and the approval of the Board.

Stock Options:

The Manager shall be granted options to purchase common stock of the US Parent Company’s (Revium Rx, Inc.) under the following conditions and schedule:

Initial Grant:

An option to purchase 1,300,000 shares of Revium Rx, Inc. common stock effective as of the Commencement Date.

Investment Milestone Grant:

An additional option to purchase 300,000 shares of Revium Rx, Inc. common stock upon the completion of an accumulated investment/s of not less than $3,000,000 in a single transaction or a series of related transactions in the Company and/or any of its affiliated companies.

M&A Milestone Grant:

An additional option to purchase 300,000 shares of Revium Rx, Inc. common stock upon the successful completion of an M&A transaction in the Company or in any of its affiliated companies with a new company (including any merger, acquisition or asset deal with such new company).

The options shall be subject to such vesting and other terms at the discretion of the Board of Directors of Revium Rx, Inc. and the execution of the standard option agreement issued under the Israeli addendum of the Revium Rx, Inc. employees stock option plan (the “Plan”).

Exhibit B

Proprietary Information, Assignment of Inventions and Non-Competition Agreement

Name of Manager: Amir Avraham, ID No.: 037690674

General

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (“Agreement”). For purposes of any undertaking of Manager towards the Company hereunder, the term “Company” shall include the parent company of the Company and any subsidiaries and affiliates of the Company. Manager’s obligations and representations, and the Company’s rights, under this Exhibit shall apply as of the Commencement Date, regardless of the actual date of execution of the Agreement.

Confidentiality; Proprietary Information

1.	Manager acknowledges and agrees that in the course of his engagement with the Company, Manager has been or will be disclosed, exposed or otherwise have access to confidential and proprietary information and data concerning and/or relating to the business, technological and/or financial activities of the Company (whether originated by the Company or received from third parties), including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), techniques, processes, methods, systems, designs, drawings, photographs, models, prototypes, computer programs, ideas, samples, concepts, know how, development or experimental work, work in progress, mask work, inventions, improvements, research and development activities, research data, research results, research records, test results, materials, formulas, trade secrets and industrial secrets, product plans, business strategies, financial information, forecasts, personnel information, and also confidential commercial information such as investments, investors, service providers, customers lists, suppliers lists, cost data, marketing plans, etc., all the above - whether documentary, written, graphic, oral or computer generated - shall be referred to herein as “Proprietary Information”.

2.	Notwithstanding the aforesaid, Proprietary Information shall not include any information that (i) was known to Manager prior to Manager’s association with the Company, as can be evidenced by Manager’s written records; or (ii) is generally known in the industries in which the Company operates except as a result of the breach of any of Manager’s undertakings under this Exhibit. Notwithstanding the above, the Proprietary Information shall include all intellectual property rights to which the Manager may have contributed, which was developed or created prior to the date of Manager’s engagement with the Company.

3.	Manager recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Manager acknowledges and agrees that such information shall also be deemed Proprietary Information of the Company for the purposes of this Exhibit.

4.	Manager agrees that all Proprietary Information, and any and all patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith, shall be the sole and exclusive property of the Company. Disclosure of the Proprietary Information to Manager shall in no way serve to create, by implication or otherwise, on the part of Manager, a license to use, or any proprietary right in, Company’s Proprietary Information and/or in Company’s Inventions (as defined below), including in any proprietary product, trademark, copyright or other right of Company. At all times, both during the employment relationship between the parties and for an unlimited period thereafter, Manager will keep and maintain the Proprietary Information in strict confidence and trust, and will not disclose or use, for herself or others, directly or indirectly, any part of the Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Manager’s duties under the Agreement, whilst maintaining the Company’s best interests.

5.	Without limitation of the foregoing, Manager agrees and acknowledges that all memoranda, books, notes, records (electronic and others), email transmissions, charts, formulae, specifications, drawings, recordings, computer disks, tapes, printouts, photographs, lists, documents or other media or tangible items made, reproduced, compiled, received, held or used by Manager in connection with his employment by the Company or that contain, embed or otherwise relates to any Proprietary Information (“Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Proprietary Information. During the term of Manager’s employment with the Company, Manager shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the performance of the duties and responsibilities of Manager towards the Company and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Manager shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

6.	Manager confirms and understands that his engagement creates a relationship of confidence and trust with the Company in respect to the Proprietary Information, and he warrants and undertakes that at all times, both during the employment relationship between the parties and for an unlimited period thereafter, Manager will keep and maintain the Proprietary Information in strict confidence and trust, and will not disclose, use or utilize, for herself or others, directly or indirectly, any part of the Proprietary Information without the prior written consent of the Company, except as may be necessary and appropriate in the ordinary course of performing Manager’s duties under the Agreement, whilst maintaining the Company’s best interests.

7.	Upon the earlier of the termination of Manager’s employment or the Company’s first request, Manager will promptly deliver and return to the Company all Proprietary Information, including all records, products and samples received by the Company and/or in the course of his employment with the Company, and any copies thereof, as well as any notes, memoranda or other documentation which contain or pertain to the Proprietary Information or any portion thereof, and any other documents and materials of any nature pertaining to Manager’s engagement with the Company, all whether in his possession or under his control, and shall erase all electronic records thereof, and shall so confirm to the Company in writing.

Disclosure and Assignment of Inventions

8.	Manager acknowledges and understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business and that, as an essential part of Manager’s employment with the Company, Manager is expected to create inventions of value for the Company.

9.	For the purpose of this Exhibit, the following capitalized terms shall have the following meaning:

“Inventions” means any and all inventions, innovations, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets.

“Company Inventions” means any Inventions that are discovered, made or conceived or first reduced to practice or created by Manager, whether alone or jointly with others, as of the Commencement Date, including prior to the incorporation of the Company and whether during or after the period of Manager’s engagement with the Company, and that are: (i) developed using equipment, supplies, materials, facilities or Proprietary Information of the Company, (ii) result from work performed by Manager for the Company and/or in connection therewith, or (iii) related to the Field of Business of the Company, or to its current or anticipated research and development activities. Company Inventions will also include for all purposes herein, any other Inventions that may be deemed as “service inventions” pursuant to the provisions of Section 132 of the Israel Patent Law, 5727-1967 (“Patent Law”).

“Field of Business” means development of novel liposomal formulations and related therapeutics in the fields of cancer therapy adjuvants and anti-infectives.

10.	Manager undertakes and covenants that he will promptly disclose in confidence to the Company all Inventions that are deemed as Company Inventions.

11.	Manager acknowledges and agrees that all Company Inventions (including all work products, by-products, derivative works and residuals thereof), will be the sole and exclusive property of the Company, and Manager shall retain no rights therein whatsoever.

12.	Manager hereby irrevocably transfers and assigns to the Company all the following with respect to any and all Company Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Manager also hereby forever waives and agrees never to assert any and all Moral Rights that the Manager may have in or with respect to any Company Inventions, even after termination of his employment with the Company. For the purposes of this Exhibit, the term “Moral Rights” shall mean any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

13.	Manager hereby agrees and understands that, except as explicitly set forth in the Agreement, he is not, nor will he be, entitled to, any consideration or other compensation of any kind (whether monetary or other) with respect to any and all of the above, and for the avoidance of any doubt Manager hereby expressly and irrevocably waives in advance on any such consideration and other compensation. Without limitation of the foregoing, Manager acknowledges and irrevocably confirms that the consideration explicitly set forth in the Agreement includes, among others, adequate and complete compensation for any contribution of Manager to the Company Inventions, the assignment of all of Manager’s rights and interests therein to the Company as aforesaid, and the other undertakings of Manager hereunder, and is in lieu of any rights to receive royalties and/or other compensation that Manager may have and/or that may arise in connection with the Company Inventions under any applicable law or otherwise (including, without limitation, any right to receive royalties or other payment according to Section 134 of the Patent Law, and Manager irrevocably waives any right to claim royalties or other consideration with respect to any Company Invention, including under Section 134 of the Patent Law. Additionally, it shall never be deemed that Company has waived its right to service inventions under Section 132 of the Patent Law. With respect to all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void. Manager further undertakes and agrees never to assert any claim and/or demand to any intellectual property rights, royalties and/or other payment pertaining to any Company Invention. Manager agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Manager hereby undertakes to promptly execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Manager’s engagement with the Company. Manager hereby irrevocably designates and appoints the Company and its authorized officers and agents as Manager’s agent and attorney in fact, coupled with an interest to act for and on Manager’s behalf and in Manager’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Manager herself.

14.	Manager shall not incorporate in any Company’s software, code or other work, deliver to the Company, and/or otherwise utilize and/or install in any Company’s Equipment, any software of any third party (including software code licensed under the GNU, GPL or LGPL or any other license that by it terms, requires or conditions the use, modification or distribution of such code on disclosure, licensing or distribution of any other code owned or licensed by the Company), except in strict compliance with Company’s policies regarding the use of such software. Upon the Company’s request, Manager will transfer to the Company his log-on passwords to the Company’s Equipment.

15.	Manager acknowledges that the Company respects the intellectual property of others and undertakes not to disclose to the Company any confidential information of any third party, or make any use of third parties’ intellectual property, in the framework of his employment with the Company.

Non-Competition and Non-Solicitation

16.	In order to enable the Company to effectively protect its legitimate interests and Proprietary Information (which constitute the essence of its protected business and commercial advantage in which significant capital investments were made), Manager agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months thereafter, engage in, establish, open or in any manner whatsoever become involved in, directly or indirectly, either as an Manager, owner, partner, agent, shareholder, director, consultant, business, venture, occupation, work or any other activity that competes with the Field of Business of the Company.

17.	Manager agrees and undertakes that during the term of the Agreement and for a period of twelve (12) months following its termination, for any reason whatsoever, Manager will not in any manner, directly or indirectly, including personally or in any business in which Manager may be an officer, director, shareholder, owner, partner or serve in any other similar capacity (whichever title such capacity shall have): (i) recruit, solicit or induce, or attempt to recruit, solicit or induce, for employment or engagement any person who is employed or retained as an employee, subcontractor, consultant or advisor, by the Company, or was employed or retained as such during the twelve (12) months preceding termination of Manager’s employment with the Company; and/or (ii) solicit or induce, or attempt to solicit or induce, any service provider, agent, distributor, customer, client or supplier of the Company to terminate, reduce or modify the scope of its engagement with the Company.

18.	Manager acknowledges and agrees that his Salary includes, among others, adequate compensation for his undertakings in Sections 16 and 17.

Reasonableness of Protective Covenants

19.	Manager declares, confirms and acknowledges that:

19.1.	Manager’s obligations of confidentiality, non-competition and non-solicitation included in this Exhibit are essential to protect the business and legitimate interests of Company and to realize all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the compensation to which the Manager is entitled under the Agreement (which constitutes, among others, good and valuable consideration for Manager’s agreement to be bound by such covenants).

19.2.	Breach of any obligation under this Exhibit shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, shall constitute a material breach of the Agreement, and may harm the trade secrets, confidential connections, confidential information and other privileged interests of the Company.

19.3.	Manager declares that his obligations under this Exhibit, which are reasonable and proportional, do not prevent Manager from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and Managers of the Company and without usurping its trade secrets.

19.4.	Nevertheless, if any of the restrictions set forth in this Exhibit shall for any reason be found by a court having jurisdiction to be unreasonable or excessively-broad as to geographic area, scope, activity or time or to be otherwise unenforceable or invalid, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable to the fullest extent possible and, as so modified by such court, to be fully enforced.

Remedies for Breach

20.	Manager acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, without derogating from and in addition to any other remedy which may be available to the Company under any applicable law or otherwise, the Company may also seek and obtain temporary, preliminary and permanent injunctions and other appropriate equitable relief against any and all such actions.

Survival

21.	The undertakings of Manager set forth in this Exhibit B shall remain in full force and effect after termination of the Agreement.

April 15, 2026	Amir Avraham	/s/ Amir Avraham
Date	Name	Signature

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUNDS AND INSURANCE FUNDS
IN LIEU OF PAYMENT OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

To the Insurance Fund are not less than one of the following:

(1) 13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(a) The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b) The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(3)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

                 /s/ Amir Avraham

Manager